Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti 914-701-8400 (Media)
Dan Loh 914-701-8210 (Investors)

Revitalized Atlas Air Worldwide Holdings, Inc.
Reports Profit For Seasonally Slow March Quarter

1Q05 Net Income $0.7 Million, $0.03 Per Share

Strong Cash Position Complements First-Quarter Earnings Achievement

Purchase, N.Y., July 27, 2005 - Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), a leading provider of global air cargo services, today reported net income of $0.7 million, or $0.03 per diluted share, on revenues of $346.9 million for the quarter ended March 31, 2005. The seasonally soft March quarter also included operating income of $20.5 million and pretax income of $1.5 million.

Cash and cash equivalents, which totaled approximately $163.6 million at March 31, 2005, continued to increase following the close of the first quarter, rising to approximately $194.0 million at June 30, 2005.

“Our first-quarter net profit, albeit modest, is an important achievement,” said Jeffrey H. Erickson, President and Chief Executive Officer of AAWW. “As we have noted before, the first quarter is traditionally the slowest part of our business year.

“We are generating and building a sound cash position,” he added, “and we have very good reason to look forward to the rest of the year. Based on current business and economic forecasts, we continue to expect that our full-year pretax income will exceed the $68 million of pretax income projected for 2005 in our Creditor Plan.” (References to “Creditor Plan” are to the Business Plan set forth in AAWW’s Second Amended Disclosure Statement filed with the Securities and Exchange Commission on Form 8-K on July 26, 2004.)

Conference Call

Management will host a conference call to discuss the Company’s first-quarter 2005 financial and operating results at 11 A.M. Eastern Daylight Time on Wednesday, July 27, 2005.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through August 4, 2005 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11035328#.

1Q05 Performance Highlights Versus 1Q04

Revenue in the first quarter of 2005 totaled $346.9 million, an increase of $49.5 million compared with revenue of $297.4 million in the first quarter of 2004. Operating expenses, meanwhile, increased to $326.5 million from $319.3 million in the same period last year. Operating expenses in the first quarter of 2005 included $1.6 million in post-emergence costs and related professional fees; operating expenses in the first quarter of 2004 included $9.4 million of pre-petition costs.

Operating income of $20.5 million in the first quarter of 2005 improved by $42.4 million versus an operating loss of $21.9 million in the first quarter of 2004. Excluding the impact of pre-petition and post-emergence costs and related professional fees from both quarters, operating income in the first quarter of 2005 improved by $34.5 million to $22.1 million.

For the first quarter of 2005, AAWW posted net income of $0.7 million, including post-emergence costs and related professional fees of $1.6 million. In contrast, it reported a net loss of $58.6 million in the first quarter of 2004, including net reorganization expenses of $12.2 million and pre-petition costs and related professional fees of $9.4 million.

With respect to non-GAAP measures frequently used by AAWW’s management to analyze its results, first-quarter 2005 EBITDAR (earnings before interest, taxes, depreciation, amortization, aircraft rent expense, and pre-petition and post-emergence costs and related professional fees, as applicable) totaled $72.0 million compared with first-quarter 2004 EBITDAR of $39.5 million. In addition, first-quarter EBITDA (earnings before interest, taxes, depreciation, amortization and pre-petition and post-emergence costs and related professional fees, as applicable) increased to $35.1 million compared with EBITDA of $1.8 million in the first quarter of 2004.

1Q05 Performance Factors Versus 1Q04

Sharply higher revenues in the first quarter of 2005 contributed to a significant improvement in AAWW’s operating income compared with the first quarter of 2004.

First-quarter 2005 operating revenues reflect the reallocation of capacity out of the Scheduled Service business and into the ACMI leasing and AMC charter operations, which began in the fourth quarter of 2004. Total operating revenues increased approximately 17% versus the same quarter last year, reflecting a nearly 32% increase in ACMI lease revenue, a 67% increase in AMC charter revenue, and a 177% increase in Commercial charter revenue, offset in part by a 16% reduction in the Scheduled Service business.

Total operated block hours increased by more than 6% compared with the first quarter of 2004 on approximately the same number of operating aircraft, reflecting an improvement in aircraft utilization. Most importantly, all four service types realized improved unit revenues on a year-

over-year basis. Revenue per block hour increased by approximately 1% in the ACMI leasing business, almost 22% in the AMC charter business, and 37% in the Commercial charter business, while revenue per ATM increased by 28% in the Scheduled Service business.

In the ACMI segment, both an increase in the volume of leasing activity and a modest improvement in contract lease rates contributed to the expansion in ACMI revenues. In the AMC and Commercial charter segments, stronger revenues primarily reflected an increase in rates and volumes.

The optimization of Scheduled Service’s network created significant improvement in the revenue performance for this service type compared with the first quarter of 2004. While total capacity was reduced by 35% (as measured by ATMs), unit revenues (RATM) grew 28%, yield grew 21%, and load factor increased to 63.6% from 60.1% in the first quarter of 2004.

The continuing development of AAWW’s China operations will improve the profitability of its Scheduled Service business as a whole. The Scheduled Service business segment commenced operations in China in December 2004 under a route authority granted to AAWW by the U.S. Department of Transportation in October 2004. Its initial weekly frequencies from the United States to China increased from six to nine in March 2005 and will increase to twelve in March 2006.

Operating expenses during the quarter were 2% higher than in the first quarter of 2004. Increased maintenance activity, higher fuel prices, and an increase in salaries, wages and benefits were partially offset by lower ground handling charges and landing fees, reduced depreciation expense, and sharply lower post-emergence costs and related professional fees.

Higher maintenance expense was primarily due to an increase in the number of engine overhaul events, partially offset by a reduction in the number of heavy airframe checks for 747-200s.

The reallocation of capacity out of Scheduled Service and into ACMI operations had a beneficial impact on direct operating expenses during the quarter, including ground handling, landing and overfly fees. Total fuel consumption declined by approximately 12%, reflecting a 13% reduction in non-ACMI block hours. The reduction in consumption was more than offset by a 29% increase in average fuel prices. The net impact was a 14% increase in fuel expense.

Lower depreciation expense during the quarter reflects the impact of fresh-start accounting and a 12% reduction in total fleet size.

Significantly lower non-operating expenses during the quarter also contributed to the improvement in AAWW’s pretax results. The principal factors were a $12.2 million reduction in net reorganization expenses and a $6.4 million reduction in net interest expense.

2005 Business Outlook

AAWW’s principal business is the airport-to-airport transportation of heavy-freight cargo. AAWW’s current fleet of 42 Boeing 747 freighter aircraft operates throughout the world, providing air cargo and related services through four principal business segments: ACMI Lease Contracts, Scheduled Service, AMC (military) Charters, and Commercial Charters.

AAWW’s current outlook for its principal business segments during 2005 is summarized below:

  We continue to expect that demand for widebody freighter aircraft will exceed supply throughout 2005, which should benefit all of our service types.

  We expect to continue to optimize capacity allocations among our service types.

  We continue to expect that our addition of service to China and our optimization of the scheduled service network, which began in the fourth quarter of 2004, will put us in position to improve the profitability of the Scheduled Service operations in 2005, despite the volatility in aviation fuel prices.

  We anticipate that incremental capacity made available by optimizing all service types will be reallocated to more profitable ACMI and charter operations.

  We expect that demand in AMC Charter business will be strong in 2005.

In line with previous guidance, AAWW also expects to report pretax income of $20 million to $25 million for the quarter ending June 30, 2005.

Successor Company Versus Predecessor Company

AAWW completed a financial restructuring and emerged from Chapter 11 bankruptcy proceedings in July 2004. In conjunction with its emergence, AAWW applied the provisions of fresh-start accounting effective as of July 27, 2004, at which time a new reporting entity was deemed to be created. As a result, readers of the AAWW’s financial statements are cautioned that reported historical financial statements of the Company for periods prior to July 28, 2004 are not comparable with those for periods after July 27, 2004.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR and EBITDA, each excluding pre-petition and post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves major trade lanes of the world.

Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from those forward-looking statements with respect to other matters include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; the market acceptance of AAWW’s new common stock; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on June 30, 2005. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2005.

AAWW assumes no obligation to update the statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Successor	Predecessor

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2005	March 31, 2004

Operating Revenues
Scheduled service	$121,144	$145,068
ACMI lease contracts	109,537	83,230
AMC charter	88,916	53,113
Charter service	15,537	5,598
Other revenue	11,812	10,445

Total operating revenues	346,946	297,454

Operating Expenses
Aircraft fuel	79,607	69,836
Salaries, wages & benefits	56,352	52,865
Maintenance, materials and repairs	64,019	52,878
Aircraft rent	36,859	37,655
Ground handling	18,158	22,581
Landing fees and other rent	18,387	22,077
Depreciation and amortization	13,004	14,266
Travel	14,799	12,146
Pre-petition and post-emergence costs and
related professional fees	1,641	9,439
Other	23,638	25,573

Total operating expenses	326,464	319,316

Operating income (loss)	20,482	(21,862)

Non-Operating Expense (Income)
Interest income	(818)	(190)
Interest expense (excluding post-petition contractual
interest of $7,119 for the three months ended March
31, 2004)	17,822	23,568
Other, net	1,958	32
Reorganization items, net	-	12,191

Total non-operating expenses	18,962	35,601

Income (loss) before income taxes	1,520	(57,463)
Income tax expense	845	1,117

Net income (loss)	$675	$(58,580)

Income (loss) per share:
Basic	$0.03	$(1.53)

Diluted	$0.03	$(1.53)

Weighted average shares:
Basic	20,212	38,378

Diluted	20,514	38,378

Atlas Air Worldwide Holdings, Inc.
RECONCILIATION TO NON-GAAP MEASURES
(in millions)
(Unaudited)

	Successor	Predecessor

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2005	March 31, 2004

Income (loss) before income taxes	$1,520	$(57,463)

Reorganization items, net	-	12,191
Pre-petition and post-emergence costs and related
professional fees	1,641	9,439

Pretax income (loss) before pre-petition and post-
emergence costs and related professional fees
and reorganization items, net	3,161	(35,833)

Interest expense, net	17,004	23,378
Other non-operating expense	1,958	32

Operating income (loss) before non-operating
expenses, pre-petition and post-emergence costs
and related professional fees and reorganization
items, net	22,123	(12,423)

Depreciation and amortization	13,004	14,266

EBITDA	35,127	1,843

Aircraft rent	36,859	37,655

EBITDAR	$71,986	$39,498

Atlas Air Worldwide Holdings, Inc.
OPERATING STATISTICS AND TRAFFIC RESULTS
(Unaudited)

	Successor	Predecessor
	For the three	For the three
	months ended	months ended
	March 31,2005	March 31, 2004	Percent Change

Operating Fleet (average during the period)
Aircraft count (1)	39.1	38.9	0.5%

Block Hours
Scheduled Service	9,083	13,910	(34.7%)
ACMI	20,487	15,712	30.4%
AMC	6,231	4,537	37.3%
Commercial Charter	1,233	609	102.5%
Non Revenue	264	301	(12.3%)

Total Block Hours	37,298	35,069	6.4%

Revenue Per Block Hour ($)
ACMI	5,346.7	5,297.3	0.9%
AMC	14,269.9	11,706.9	21.9%
Commercial Charter	12,601.0	9,196.5	37.1%

Scheduled Service Traffic
RTM’s (000’s)	336,666	489,735	(31.3%)
ATM’s (000’s)	529,698	815,225	(35.0%)
Load Factor	63.56%	60.07%	3.5	pts
RATM (2)	$0.229	$0.178	28.1%
RTM Yield (3)	$0.360	$0.296	21.2%

Fuel
Average fuel cost per gallon	$1.46	$1.13	29.2%
Fuel gallons consumed	54,697	62,038	(11.8%)

(1) Operating Fleet excludes the following aircraft count that were dry leased or out of service:

Dry leased	3.1	4.0	(22.5%)
Out of service*	0.8	6.2	(87.1%)

*Includes the impact of one aircraft that was damaged and removed from service on January 24, 2005 with respect to which AAWW received a $12.6 million cash-in-lieu-of-repair settlement from its insurance carriers in July 2005.

(2)	RATM represents scheduled service revenue dollars per available ton mile.

(3)	RTM Yield represents scheduled service revenue dollars per revenue ton mile.